Exhibit 10.1
AMENDMENT NO. 1
Dated as of June 26, 2013
to
CREDIT AGREEMENT
Dated as of August 10, 2012
THIS AMENDMENT NO. 1 (“Amendment”) is made as of June 26, 2013 and shall, upon satisfaction of the conditions precedent set forth in Section 2 below be effective as of the date hereof (the “Amendment No. 1 Effective Date”) by and among AmTrust Financial Services, Inc., a Delaware corporation (the “Borrower”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of August 10, 2012, by and among the Borrower, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.
WHEREAS, the Borrower has requested that the requisite Lenders and the Administrative Agent agree to make certain modifications to the Credit Agreement;
WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent have so agreed on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.
1.Amendments to Credit Agreement. Effective as of the Amendment No. 1 Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:
(a)    Section 1.01 of the Credit Agreement is amended to insert the following new definitions thereto in the appropriate alphabetical order as follows:
“Amendment No. 1 Effective Date” means June 26, 2013.
“AMT Warranty” means AMT Warranty Corp., a Delaware corporation, and a Subsidiary, together with all of its subsidiaries.
“Builders” means Builders & Tradesmen’s Insurance Services, Inc., a California corporation, and a Subsidiary, together with all of its subsidiaries.

“CAD Screen Rate” has the meaning assigned to such term in the definition of “CDOR Rate”.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) consolidated interest expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated, for the Borrower and its Subsidiaries, in each case on a consolidated basis.
“CDOR Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to the relevant period displayed on CDOR01 page of the Reuters Monitor Service (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “CAD Screen Rate”) at or about 10:15 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period.
“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.
“Executive Order” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“LIBOR Quoted Currency” means Dollars, euro and Pounds Sterling.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Local Rate” means, for Borrowings denominated in Canadian Dollars, the CDOR Rate.
“Local Screen Rate” means the CAD Screen Rate.
“Non-Quoted Currency” means Canadian Dollars.
“OFAC” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.
“Quotation Day” means, with respect to any Eurodollar Borrowing and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent.
“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.
“Screen Rate” means collectively the LIBOR Screen Rate and the Local Screen Rate.
(b)    The definition of “Consolidated Fixed Charge Coverage Ratio” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) the maximum cash dividends available to the Borrower from its Regulated Insurance Companies on such date (without prior approval from any Applicable Insurance Regulatory Authority) plus (ii) an amount equal to the Consolidated EBITDA attributable to AMT Warranty and Builders for the Test Period then ended to (b) the sum of (i) the aggregate amount of all scheduled principal payments on all Indebtedness of the Borrower and its Subsidiaries for the next succeeding four fiscal quarters of the Borrower, plus (ii) the Consolidated Interest Expense for the Test Period then ended, plus (iii) all Consolidated Shareholder Distributions made during the Test Period then ended. Consolidated Fixed Charge Coverage Ratio shall be further calculated in accordance with Section 6.14(g).
(c)    The definition of “Consolidated Interest Expense” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis, for statement of income purposes, in accordance with GAAP. Consolidated Interest Expense shall be further calculated in accordance with Section 6.14(g).
(d)    The definition of “Consolidated Leverage Ratio” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Consolidated Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Total Debt (excluding the aggregate principal amount of the Junior Subordinated Debentures, provided that the amount so excluded shall not exceed 15% of Consolidated Net Worth (calculated as of the most recently ended fiscal quarter by reference to the Borrower’s financial statements most recently delivered pursuant to Section 5.01(a) or (b))) to (b) Consolidated Total Capitalization.
(e)    The definition of “Consolidated Net Income” appearing in Section 1.01 of the Credit Agreement is hereby amended to insert a reference to “or, solely for purposes of any determination made in respect of Section 6.14(e), SAP” immediately before the period appearing at the end thereof.
(f)    The definition of “Consolidated Net Worth” appearing in Section 1.01 of the Credit Agreement is hereby amended to insert the following sentence at the end thereof:
“In addition to the foregoing, the aggregate amount excluded pursuant to clause (a) of the definition of Consolidated Leverage Ratio shall be deemed to be stockholders’ equity for purposes of the calculation of Consolidated Net Worth.”
(g)    The definition of “Indebtedness” appearing in Section 1.01 of the Credit Agreement is hereby amended to (i) delete clause (h) thereof in its entirety, (ii) re-designate clauses (i), (j) and (k) as clauses (h), (i) and (j), respectively and (iii) delete the reference to “of the kinds referred to in clauses (a) through (j) above” appearing therein and replace such reference with a reference to “of the kinds referred to in clauses (a) through (i) above”.
(h)    The definition of “LIBO Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“LIBO Rate” means, with respect to (a) any Eurodollar Borrowing denominated in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate for such LIBOR Quoted Currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period and (b) any Eurodollar Borrowing denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Rate (or, if applicable, the Local Screen Rate) for such Non-Quoted Currency; provided that, if the LIBOR Screen Rate or the Local Screen Rate, as applicable, shall not be available at such time for such Interest Period (an

“Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14.
(i)    The definition of “Net Worth” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Net Worth” means, as to any Person, the sum of its capital stock (including its preferred stock), capital in excess of par or stated value of shares of its capital stock (including its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding all accumulated other comprehensive income (or loss) as shown on the most recent consolidated balance sheet of the Borrower delivered to the Administrative Agent and the Lenders pursuant to Section 5.01 hereof.
(j)    Section 2.06(a) of the Credit Agreement is hereby amended to (i) delete the reference to “or for the account of AII” appearing therein and replace such reference with a reference to “, for the account of AII or for the account of any of the Borrower’s other Subsidiaries (provided that the Borrower shall be a co-applicant and co-obligor with respect to each Letter of Credit issued for the account of AII or any other Subsidiary)” and (ii) insert the following sentence at the end thereof:
“The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of AII or any other Subsidiary as provided in the first or second sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that shall be an account party in respect of any such Letter of Credit).”
(k)    Section 2.14(a) of the Credit Agreement is hereby amended to (x) insert the words “and binding” immediately after the word “conclusive” appearing therein and (y) insert the parenthetical “(including, without limitation, by means of an Interpolated Rate)” immediately after the reference to “reasonable means” appearing therein.
(l)    Section 2.15(a)(i) of the Credit Agreement is hereby amended to insert a reference to “liquidity,” immediately after the reference to “reserve,” appearing therein.
(m)    Section 2.16 of the Credit Agreement is hereby amended to insert the phrase “or the Canadian bank market, as applicable” immediately after the reference to “eurodollar market” appearing therein.
(n)    Article III of the Credit Agreement is hereby amended to insert the following as a new Section 3.19 thereof:
“SECTION 3.19. Sanctions Laws and Regulations.    None of the Borrower, or to the best of its knowledge any of its directors, officers, brokers or other agents acting or benefiting in any capacity in connection with this Agreement or any other capital raising transaction involving any Lender, or any of its Affiliates is a Designated Person.”

(o)    Article VI of the Credit Agreement is hereby amended to insert the following as a new Section 6.15 thereof:
“SECTION 6.15.    Sanctions Laws and Regulations.
(a)    The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.
(b)    None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.”
(p)    Section 6.01(m) is hereby amended and restated in its entirety to read as follows:
“(m)    Indebtedness of the Borrower incurred after the Amendment No. 1 Effective Date in an aggregate principal amount not to exceed $250,000,000 if each of the following conditions are met: (i) both immediately prior to and after giving effect (including on a Pro Forma Basis) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is ninety one (91) days after the Maturity Date, (iii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower and (iv) such Indebtedness is unsecured;”
(q)    Section 6.01(n) of the Credit Agreement is hereby amended to delete the reference to “$25,000,000” appearing therein and replace such reference with a reference to “$50,000,000”.
(r)    Section 6.14(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    Consolidated Net Worth. The Borrower will not permit the Consolidated Net Worth at any time to be less than the sum of (i) $811,000,000, (ii) 50% of Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2012) for which such Consolidated Net Income is positive and (iii) an amount equal to 50% of the net cash proceeds received by the Borrower from the issuance of (A) its 6.75% non-cumulative preferred stock, series A, issued on or about June 10, 2013 and (B) other Equity Interests issued during any fiscal quarter of the Borrower ending after the Amendment No. 1 Effective Date.”
(s)    Section 6.14(f) of the Credit Agreement is hereby amended to insert the following proviso immediately before the period appearing at the end thereof:

“; provided that, in the case of a Regulated Insurance Company that is acquired after the Amendment No. 1 Effective Date, such Regulated Insurance Company may have a rating by A.M. Best Company of less than “A-“ until the date that is one (1) year after the date of acquisition of such Regulated Insurance Company”
2.    Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Borrower, the Required Lenders and the Administrative Agent and (ii) payment and/or reimbursement of the Administrative Agent’s and its affiliates’ fees and expenses (including, to the extent invoiced, the reasonable fees and expenses of counsel for the Administrative Agent) in connection with this Amendment.
3.    Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:
(a)    This Amendment and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    As of the date hereof and giving effect to the terms of this Amendment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower set forth in the Credit Agreement, as amended hereby, are true and correct as of the date hereof.
4.    Reference to and Effect on the Credit Agreement.
(a)    Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.
(b)    Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)    Except with respect to the subject matter hereof and as set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.
5.    Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.
6.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

AMTRUST FINANCIAL SERVICES, INC.,
as the Borrower

By: /s/ Harry Schlachter
Name: Harry Schlachter
Title: Senior Vice President - Treasurer

JPMORGAN CHASE BANK, N.A.,
individually as a Lender, as Issuing Bank and as Administrative Agent

By: /s/ Hector J. Varona
Name: Hector J. Varona
Title: Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ James Cribbet
Name: James Cribbet
Title: Senior Vice President

SUNTRUST BANK,
as a Lender

By: /s/ Douglas O’Bryan
Name: Douglas O’Bryan
Title: Director

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Liliana Huerta
Name: Liliana Huerta
Title: Vice President

Signature Page to Amendment No. 1 to
Credit Agreement dated as of August 10, 2012
AmTrust Financial Services, Inc.

FIRST NIAGARA BANK, N.A., as a Lender

By: /s/ David Reading
Name: David Reading
Title: First Vice President

Signature Page to Amendment No. 1 to
Credit Agreement dated as of August 10, 2012
AmTrust Financial Services, Inc.